Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-254792, 333-262953 and 333-271836) on Form S-8 and (Nos. 333-264083 and 333-276595) on Form S-3 of our report dated February 22, 2024, with respect to the financial statements of Edgewise Therapeutics, Inc.

/s/ KPMG LLP

Denver, Colorado

February 22, 2024